EXHIBIT 99.1

   Harrington West Announces Record Earnings for the December 2004 Quarter and Calendar Year, and Raises Its Regular Quarterly Dividend
                         to 11 Cents Per Share

    SOLVANG, Calif.--(BUSINESS WIRE)--Jan. 24, 2005--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced that it earned a record $2.2 million or 39 cents per share on a fully diluted basis in the December 2004 quarter compared to $2.0 million or 36 cents per share in the December 2003 quarter. For the full year of 2004, HWFG earned $8.2 million or $1.46 per share on a fully diluted basis compared to $7.4 million or $1.36 per share in 2003. Return on average equity was 17.0% in the December 2004 quarter and 16.3% in 2004 compared with 17.0% and 16.4% in the same periods in 2003, respectively. As a result of the earnings performance, the Board of Directors increased HWFG's regular quarterly dividend by 10.0% to 11 cents per share, payable on February 15, 2005 to holders of record on January 31, 2005.
    HWFG's total assets were $1.1 billion at December 31, 2004 compared to $974.8 million at December 31, 2003, a $106.5 million increase or 10.9%. In 2004, net loans grew 15.4% or $79.9 million to $598.4 million, and investments increased 8.1% or $32.4 million to $431.3 million. Total deposits were $598.2 million at December 31, 2004 compared to $570.7 million at the same time last year, a 4.8% increase.

    Financial Performance Analysis

    HWFG's earnings performance continues to be driven by growth in net interest income, investment portfolio performance exceeding our expectations, favorable asset quality, and operating expense control relative to HWFG's planned expansion of banking offices. A discussion of these factors follows:
    Net interest income before the provision for loan losses was $7.6 million in the December 2004 quarter compared to $6.7 million in the same quarter a year ago, a 12.3% increase. For the full year 2004, net interest income was $29.5 million compared to $26.1 million, a 13.1% increase. The growth in net interest income is largely attributable to the growth in interest earning assets throughout the year.
    Net interest margin was 2.9% in the December 2004 and September 2004 quarters compared to 3.0% in the December 2003 quarter. This marginal decrease in net interest margin of 10 basis points has been attributed to a lag in the repricing of floating rate loans and interest rate swaps compared to the repricing of floating rate borrowings. This minor timing difference is generally expected to be one to three months. Also, the payoff and refinancing of high coupon fixed rate loans in HWFG's portfolio has had a slight negative impact on net interest margin. For the full year of 2004, HWFG's net interest margin was 2.9% compared with 3.1% in 2003.
    As a result of our favorable asset quality and minimal non-performing loans, charge offs remained low, and additional provisions for loan losses have been primarily associated with loan growth and not attributed to non-performing assets. In 2004, total charge offs were $9 thousand relative to no charge-offs in 2003, and provisions for loans losses were $650 thousand in 2004 relative to $790 thousand in 2003.
    Banking fee income was $806 thousand in the December 2004 quarter compared to $734 thousand in the September 2004 quarter and $846 thousand in the December 2003 quarter. In 2004, banking fee income was $3.1 million versus $4.1 million in 2003. The decline in banking fee income in the comparative periods has been attributable to the decline in mortgage brokerage and prepayment penalty fee income, as mortgage refinancings declined markedly with somewhat higher interest rates. A comparison of fee income sources is shown in the following chart:


                        (Dollars in thousands)
----------------------------------------------------------------------
                         December September         December
                           2004     2004              2003
    Banking Fee Type     Quarter   Quarter % Change Quarter  % Change
----------------------------------------------------------------------
Mortgage Brokerage Fees
 and Prepayment Penalties   $298      $260     14.6%   $495    (39.8%)
----------------------------------------------------------------------
Other Loan Fees               56        55      1.8%     40     40.0%
----------------------------------------------------------------------
Deposit, Other Retail
 Banking Fee & Other
 Income                      289       267      8.2%    202     43.1%
----------------------------------------------------------------------
Harrington Wealth
 Management Fees             163       152      7.2%    109     49.5%
----------------------------------------------------------------------
Total                       $806      $734      9.8%   $846     (4.7%)
----------------------------------------------------------------------



                       (Dollars in thousands)
----------------------------------------------------------------------

                                           December  December
                                             2004      2003
  Banking Fee Type                           YTD       YTD   % Change
----------------------------------------------------------------------
Mortgage Brokerage
 Fees and Prepayment
 Penalties                                  $1,290   $2,566    (49.7%)
----------------------------------------------------------------------
Other Loan Fees                                226      223      1.3%
----------------------------------------------------------------------
Deposit, Other Retail
 Banking Fee & Other
 Income                                      1,022      863     18.4%
----------------------------------------------------------------------
Harrington Wealth
 Management Fees                               610      456     33.8%
----------------------------------------------------------------------
Total                                       $3,148   $4,108    (23.4%)
----------------------------------------------------------------------

    The performance of HWFG's investment portfolio continues to exceed our expectations and has contributed to the improvement in net earnings over the last few years. HWFG seeks to purchase investment securities and instruments that are undervalued and profit from the changes in spreads relative to comparable duration LIBOR funding sources and hedges. As such, HWFG has generated more than $1.0 million of net realized and unrealized gains in both 2003 and 2004 on investments, total return swaps, and assets after the loss on the extinguishment of related debt. In the December 2004 and 2003 quarters, HWFG produced $386 thousand and $398 thousand of such net gains in each quarter, respectively.
    Operating expenses were $5.0 million in the December 2004 quarter compared to $4.5 million in the December 2003 quarter. In 2004, operating expenses were $19.4 million compared to $17.8 million in 2003. The growth in operating expenses has been largely attributed to the expenses required to support the growth of HWFG's banking offices. Over the last year, HWFG has opened banking offices in Ventura, California and in Overland Park, Kansas. The Company has also made expenditures in administration and systems to support its growth and has increased consulting and internal support to implement new corporate governance regulations.

    Community Banking Update

    Both loans and deposits grew in 2004 despite considerable competition in HWFG's markets and rising short-term interest rates. All loan categories contributed to the $79.9 million in net loan growth in 2004, as HWFG emphasized its diversified product lines and higher spread earning loan categories of commercial real estate, construction, and business loans. Shown in the following chart is a comparison of loan balances in each category at December 31, 2004 relative to September 30, 2004 and December 31, 2003.


                           Loans Receivable
                         (Dollars in millions)
----------------------------------------------------------------------
                              December 31,  September 30, December 31,
                                 2004          2004          2003
----------------------------------------------------------------------
                                    % of          % of          % of
      Loan Type               Total  Total  Total  Total  Total  Total
----------------------------------------------------------------------
Commercial Real Estate       $260.8  43.1% $272.2  45.0% $234.6  44.8%
----------------------------------------------------------------------
Multi-family Real Estate       84.9  14.0%   90.1  14.9%   82.1  15.7%
----------------------------------------------------------------------
Construction (1)               35.0   5.8%   21.3   3.5%   30.9   5.9%
----------------------------------------------------------------------
Single-family Real Estate     100.5  16.6%   99.8  16.5%   93.7  17.9%
----------------------------------------------------------------------
Commercial and industrial
 loans                         72.2  11.9%   73.1  12.1%   57.0  10.8%
----------------------------------------------------------------------
Land acquisition and
 development                   27.5   4.5%   24.1   4.0%    8.3   1.6%
----------------------------------------------------------------------
Consumer loans                 23.8   3.9%   23.1   3.8%   16.6   3.1%
----------------------------------------------------------------------
Other loans (2)                 1.0   0.2%    1.1   0.2%    1.0   0.2%
----------------------------------------------------------------------
Allowance, Deferred Fees &
 Discounts/Premiums            (7.2)         (6.7)         (5.7)
----------------------------------------------------------------------
Net loans receivable         $598.4 100.0% $598.1 100.0% $518.5 100.0%
----------------------------------------------------------------------

(1) Includes loans collateralized by residential, commercial and land properties.

(2) Includes loans collateralized by deposits and consumer lines of credit loans.

    Net loan balances of $598.4 million were virtually flat at December 31, 2004 compared to the balances at September 30, 2004. HWFG experienced significant payoffs of loans late in the quarter, and several new loan originations expected to close in late December 2004 were delayed into early 2005. Management believes this slowdown in loan growth is temporary due to the preceding factors.
    Loan originations in 2004 were $431.0 million for both portfolio and brokering of residential mortgage loans compared to $481.4 million in 2003. In the December quarter, loan originations were $79.3 million compared to $92.6 million in the December 2003 quarter. Approximately 81.0% of loan originations in 2004 were for the Bank's portfolio.
    Deposits were $598.2 million at December 31, 2004 compared to $570.7 million at December 31, 2003. The $27.5 million growth in deposits is attributable to the deposit development in the new Ventura and Overland Park banking offices, which contributed $45.4 million in deposits during the year, while the other offices lost $17.9 million in deposits. Management has focused on growth in lower cost deposits and building multiple product relationships and has decided not to meet competition on very high cost and rate sensitive time deposits, which reprice above the Bank's borrowing cost. Deposits, therefore, declined by $14.7 million in the December 2004 quarter. With the Bank's planned expansion and execution of its deposit development strategy, management expects growth in its deposit base in the quarters to come.

    Asset Quality

    The credit quality of the loan portfolio remained favorable with $95 thousand of non-performing loans at December 31, 2004, compared to $380 thousand at September 30, 2004 and $12 thousand at December 31, 2003. The allowance for loan losses had a balance of $5.2 million at December 31, 2004 or .87% of net loans, compared with $4.6 million and ..88% of net loans at December 31, 2003.

    Investment Portfolio Update

    The total investment portfolio was $431.3 million at December 31, 2004, compared to $431.6 million and $398.9 million at September 30, 2004 and December 31, 2003, respectively. This investment portfolio, comprised almost totally of investment grade, mortgage related securities managed to a low duration, produced a total return (interest income plus net gains and losses on investments and hedges) over one month LIBOR of 2.12% on an annualized basis in the December 2004 quarter and 2.34% for the full year of 2004. These results compare to an expected spread of 1.25% to 1.5%. The performance of HWFG's total return commercial mortgage backed and asset backed security swap portfolio has been the primary driver of the excess performance, as spreads between the yields on the benchmarked securities and comparable duration LIBOR yields tightened markedly in 2004, resulting in gains on these instruments. At December 31, 2004, management estimates that a 10 basis point change in these spreads has a $668.0 thousand impact on the value of HWFG's $120.0 million of total return swaps.

    Closing Comments

    In commenting on HWFG's results for the quarter and full year ended December 31, 2004, Craig J. Cerny, Chairman and CEO of HWFG, stated, "We are pleased to report another year of record earnings, while we continued to build HWFG's franchise value through strategic banking office expansion in our primary markets and further diversification of HWFG's loan portfolio and fee income sources. We remain focused on further expansion of our banking presence in our three primary markets on a controlled basis. We plan to add two to three new banking offices over the next 15 to 18 months, with the Scottsdale, Arizona airpark office estimated to open in late March 2005. We have reached an agreement to acquire a site to develop our third full-service Harrington banking office in Western Johnson County, Kansas, in the Kansas City metro, which will open in late 2005 or early 2006. We continue to work on two additional banking office opportunities in the Phoenix metro market for a 2006 implementation. We believe that our controlled expansion, diversified product lines, and investment and risk management expertise will allow HWFG to continue to grow core operating earnings and build franchise value. We wish to thank our employees for their hard work and dedication in producing another excellent year of results and our shareholders for their support and investment in HWFG."
    Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG will operate 14 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro, when it opens its second banking office in the Scottsdale Airpark in early 2005. It also owns Harrington Wealth Management Company, a trust and investment management company with $134.8 million in assets under management or custody.

    This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                Harrington West Financial Group, Inc.

       (Dollars in thousands, except share and per share data)



                                     At          At            At
                                   Dec. 31,    Sept. 30,    Dec. 31,
                                    2004        2004          2003
                                ----------- ----------- --------------

Selected Financial Condition
 Data:
Total assets                    $1,081,330  $1,082,450       $974,799
Loans receivable, net              598,442     598,070        518,496
Securities available for sale      431,206     431,503        398,691
Securities held to maturity             93         121            222
Trading account assets               1,046       1,904          2,111
Deposits                           598,182     612,922        570,697
Federal Home Loan Bank advances    316,000     298,000        262,500
Securities sold under repurchase
 agreements                         79,689      80,090         65,728
Subordinated debt                   25,774      25,774         15,464
Stockholders' equity                52,667      50,324         48,076
Number of shares outstanding     5,278,934   5,278,934      5,206,141


                At or for the Three Months Ended   For the Year Ended
                -------------------------------- ---------------------
                  Dec. 31,  Sept. 30,   Dec. 31,   Dec. 31,   Dec. 31,
                   2004       2004       2003       2004       2003
                ---------- ---------- ---------- ---------- ----------


Selected Income Statement Data:

Interest income   $14,020    $13,271    $11,919    $52,266    $46,434
Interest
 expense            6,434      5,846      5,173     22,718     20,308
                ---------- ---------- ---------- ---------- ----------
Net interest
 income             7,586      7,425      6,746     29,548     26,126
Provision for
 loan losses          100        230         80        650        790
                ---------- ---------- ---------- ---------- ----------
Net interest
 income after
 provision for
 loan losses        7,486      7,195      6,666     28,898     25,336
Other income:
 Income (loss)
 from trading
 account assets       386        264        398      1,261      2,647
 Loss on
  extinquishment
  of debt               0          -          0       (189)    (1,610)
 Other Gain
  (loss)              (10)       (35)       (16)       (57)        30
 Banking fee
  income (1)          806        734        846      3,148      4,108
                ---------- ---------- ---------- ---------- ----------
Total other
 income             1,182        963      1,228      4,163      5,175

Other expenses:
 Salaries and
  employee
  benefits          2,545      2,589      2,541     10,522     10,086
 Premises and
  equipment           877        811        719      3,153      2,722
 Other expenses
  (2)               1,554      1,428      1,245      5,741      5,041
                ---------- ---------- ---------- ---------- ----------
Total other
 expenses           4,976      4,828      4,505     19,416     17,849

Income before
 income taxes       3,692      3,330      3,389     13,645     12,662
Income taxes        1,501      1,351      1,389      5,436      5,249
                ---------- ---------- ---------- ---------- ----------
Net income         $2,191     $1,979     $2,000     $8,209     $7,413
                ========== ========== ========== ========== ==========

Common Stock Summary:
Diluted
 earnings per
 share              $0.39      $0.35      $0.36      $1.46      $1.36
Dividends per
 share               0.10       0.10       0.08       0.88       0.22
Stockholders'
 equity per
 share               9.98       9.53       9.23       9.98       9.23
Diluted weighted
 average shares
 outstanding    5,644,904  5,622,519  5,527,722  5,603,680  5,455,002



                 Harrington West Financial Group, Inc.

        (Dollars in thousands, except share and per share data)


                At or for the Three Months Ended  For the Year Ended
                -------------------------------- ---------------------
                  Dec. 31,  Sept. 30,   Dec. 31,   Dec. 31,   Dec. 31,
                    2004       2004       2003       2004       2003
                ---------- ---------- ---------- ---------- ----------

Selected Operating
 Data (3):

Performance Ratios
 and Other Data:
Return on
 average assets      0.81%      0.74%      0.85%      0.80%      0.82%
Return on
 average equity     17.02      15.94      16.96      16.30      16.37
Equity to
 assets              4.87       4.65       4.93       4.87       4.93
Interest rate
 spread (4)          2.72       2.74       2.83       2.77       2.90
Net interest
 margin (4)          2.89       2.90       3.00       2.93       3.07
Average
 interest-earning
 assets to average
 interest-bearing
 liabilities       107.05     106.93     107.46     107.09     107.03
Total
 noninterest
 expenses to
 average total
 assets              1.86       1.82       1.93       1.88       2.04
Efficiency
 ratio (5)          59.29      59.17      59.34      59.38      59.04


Asset Quality
 Ratios (6):
Non-performing assets
 and troubled debt
 restructurings
 to total assets        -       0.04          -
Non-performing loans
 and troubled debt
 restructurings
 to total loans      0.02       0.06          -
Allowance for
 loan losses to
 total loans         0.87       0.86       0.88
Net charge-offs
 to average
 loans
 outstanding            -          -          -


(1)Consists of service charges, wholesale mortgage banking income, trust income, other commissions and fees and other miscellaneous noninterest income.

(2)Consists of computer services, consulting fees, marketing and other miscellaneous noninterest expenses.

(3)With the exception of return on average assets and return on average equity (which are based on month-end balances), all ratios are based on average daily balances. All ratios are annualized where appropriate.

(4)Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)Efficiency ratio represents noninterest expenses as a percentage of the aggregate of net interest income and noninterest income, excluding gains and losses on securities, deposits and loans.

(6)Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(7)A six for five stock split in the form of a stock dividend occurred on March 11, 2004, and a special dividend of 50 cents a share was declared on June 16, 2004 payable on July 12, 2004.

(8)Calculation is based on number of outstanding shares at the end of each period.

    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 913-663-0180
             or
             For share transfer information
             Lisa F. Watkins, 805-688-6644